Exhibit 10.2

EXCLUSIVE CO-PROMOTION AGREEMENT

This Exclusive Co-Promotion Agreement (the "Agreement"), is entered into effective as of February 14, 2011 (the "Effective Date"), by and between QUINNOVA PHARMACEUTICALS, INC., a Delaware corporation, having an address of 411 South State Street, Third Floor, Newton, Pennsylvania 18940 ("QUINNOVA"), and OCULUS INNOVATIVE SCIENCES, INC., a Delaware corporation, having an address of 1129 North McDowell Boulevard, Petaluma, California 94954 ("OCULUS").

AGREEMENT

In consideration of the foregoing premises, and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions

As used in this Agreement, the following definitions shall apply:

1.1           An "Affiliate" of a person or entity means any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.2           "Promote" or "Promotion" means the Promotion of the Product(s) through Quinnova’s sales forces in the Territory.

1.3           "Detail" (or "Details" and "Detailing") shall mean the activity ordinarily and customarily undertaken by a sales representative during a face-to-face sales call on Target Professionals with prescribing authority to provide information on the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product, in a fair and balanced manner consistent with the requirements of the Good, Drug and Cosmetic Act, as amended, including, but not limited to, the regulations of 21 CFR Part 202, and using, as necessary or desirable, Promotional Materials.

1.4           "FDA" shall mean the United States Food and Drug Administration or any successor entity.

1.5           “Field” means the marketing and promotion of the Products for chronic wound care sold to podiatrists in the Territory.

1.6           "GAAP" means generally accepted accounting principles in the United States.

1.7           "Gross Sales" means the total amount of revenue recognized for the Products on a GAAP basis by Oculus.  It is calculated by multiplying the number of units sold times the price per unit..

1.8           "Marketing Plan" shall have the meaning provided in Section 2.4(b) hereof.

1.9           "Net Sales" shall mean Gross Sales less:

(i)             rebates;

(ii)            discounts;

(iii)           allowances including bad debts;

(iv)           wholesale distributor charges; and

(v)           cost of goods sold for samples in excess of the mutally agreed sampling plan further described in Section 3(b).

Net Sales shall be determined in accordance with Oculus’ standard accounting methods and GAAP.

1.10           “Products”  shall means the prescription Products set forth on Exhibit A as same may be amended for time to time.

1. 11           "Product Labeling" shall mean the FDA’s approved language specific to a Product’s use.

1.12           "Promotion" means those activities, including without limitation, provision of marketing materials, recommendations, congresses, opinion leader management, physicians meetings, professional education, detailing, advertising and distributing samples of Products normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a product.  When used as a verb, “Promote” shall mean to engage in Promotion.

1.13           "Promotional Materials" shall mean all Product information, resources and education items used or intended for use by the Sales Force in connection with any Detailing of the Products hereunder, but excluding the Product Labeling.

1.14           "Oculus Trademarks" shall mean all trademarks, trade names, brand names, logos and designs, whether registered or not, used during the Term in connection with the identification, promotion, marketing or sale of the Products.

1.15           "Regulatory Approvals" shall mean any approvals (including, but not limited to, the 510(k) approval, labeling approvals), product, and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, which are necessary for the commercial manufacture, use, storage, importation, transport, Promotion or sale of a Product in the United States.

1.16           "Sales Force" shall mean the Quinnova sales force involved in the detail of the Products.

1.17           “Target List” means the list of customers identified by Quinnova as their customers, which is agreed to by Oculus.

1.18           “Target Professionals” shall mean a podiatrist who is legally authorized to prescribe the Products.

1.19           "Term" shall have the meaning provided in Section 8.1 hereof.

1.20           "Territory" shall mean the continental United States, its territories and Canada.

1.21           "Third Party" shall mean any entity other than Quinnova or Oculus or an Affiliate of either party.

1.22           "TRx" shall mean total prescriptions of a Product generated by Target Professionals.

2.           Promotion of Product.

2.1           Exclusive Grant. During the Term of this Agreement, and subject to the terms and conditions of this Agreement, Oculus hereby grants to Quinnova the exclusive right to Detail, or otherwise Promote, the Products under the Oculus Trademark, in the Field in the Territory, it being acknowledged and agreed that during the Term, Oculus shall not grant to any Third Party similar rights to Detail, or otherwise Promote, the Products in the Field within the Territory.  In order to maintain the exclusive right to Detail under this Agreement, Quinnova must attain the Minimum Units to Maintain Exclusivity set forth on Exhibit B for the applicable Calendar Year.  If Quinnova fails to achieve the Minimum Units to Maintain Exclusivity in any Calendar Year, then Quinnova shall have the right and option to pay Oculus an amount equal to the net profits Oculus (the difference in units times average net sales price per unit during the period times [    ]*%) would have earned on the difference between the actual number of units sold and the Minimum Units to Maintain Exclusivity (the "Exclusivity Retention Payment"); and upon Quinnova’s payment of the Exclusivity Retention Payment, the exclusive nature of the Agreement shall continue for an additional Calendar Year. Such grant to Quinnova does not include the right to assign all or any portion of the rights and obligations under this Agreement without Oculus’ prior consent, not to be unreasonably withheld.  Notwithstanding the foregoing Oculus and Quinnova acknowledge and agree that Advocos shall continue to market and provide services with respect to the Products in the same manner as heretofore provided by Advocos.

2.2           Quinnova's Obligations.

(a)           Quinnova shall support training and deploy, supervise, motivate (through appropriate and customary Quinnova incentives), and direct the Quinnova Sales Force to Detail the Products to the appropriate Targeted Professionals using Promotional Materials supplied by Oculus in accordance with this Agreement.

(b)           Quinnova shall be responsible for ensuring that the Detail by the Sales Force of the Product in the Territory and other conduct of Quinnova and the Sales Force is consistent with customary pharmaceutical business practices and in compliance with all applicable laws, rules and regulations.

(c)           None of Quinnova’s employees or agents will represent or hold themselves as employees of Oculus at any time.

(d)           Except as required by law or regulation, any material information mentioning the Products (i) by name, (ii) by describing the Product, or (iii) via an internet link to the Product, which Quinnova intends to publish, disclose or otherwise distribute must be approved in advance by Oculus, which approval may not be unreasonably withheld.

(e)           Quinnova shall pay all costs associated with managing the Detail of the Product by its Sales Force, including without limitation, expenses for reporting of Details, sample accountability, laptops and other Detail reporting equipment and salaries, training and compensation.

* Confidential information redacted and separately filed with the Commission.

(f)           During the launch meeting for the Products and any subsequent Quinnova plan of action meetings, live training and direction for the promotion of the Products shall be provided to the Sales Force. The launch meeting shall occur prior to the initiation of the Detailing of the Products by the Sales Force. The launch meeting shall include training on the Products and coordinating effective presentation of the Products with any other products in the Detail.  Quinnova shall provide at least fifteen (15) days notice of the launch and each plan of action meeting and shall invite representatives of Oculus to attend.

(g)           Quinnova shall cause each sales representative in the Sales Force to have completed prior to his or her deployment both live training on the Product, including training on FDA regulations and other applicable laws, and “Home Study” (as defined below in Section 3.3(e)).  Quinnova shall include testing as part of live training and Home Study. Quinnova shall provide verification of completion of training and testing on request of Oculus.

(h)           Quinnova’s Sales Force shall Detail each Product to the appropriate Target Professionals and rotate, as appropriate, the Products in a First Position Detail or Second Position Detail during each sales call.

(i)           Quinnova shall be responsible for ensuring that all samples of the Products will be stored, managed, and distributed in compliance with all PDMA, FDA, and other regulations and requirements.  Quinnova shall provide Oculus with a written report, within thirty (30) days of the end of each calendar quarter attesting to and demonstrating such compliance.

(j)           Quinnova shall maintain records of all Details made by its Sales Force for the Products that will accurately represent the number of Details made for the Product to the Target List and the number of samples of the Product left with Target Professionals.  During the Term of this Agreement, Quinnova shall issue, within thirty (30) days of the end of each calendar quarter, a written report to Oculus reflecting the number of Details made for the Product to the Target List and the number of samples of the Product left with Target Professionals.  Upon Oculus’ request, Quinnova shall provide the American Medical Association Medical Education number and state license number of each Target Professional on the Target List.

(k)           Unless otherwise agreed by Oculus, Quinnova shall use only Promotional Materials provided by Oculus in accordance with Section 3.3(b).

2.3           Oculus' Obligations.

(a)           Unless mutually agreed otherwise in writing, Oculus will develop all Promotional Materials for the Products. Oculus shall either provide its current Promotional Materials in camera ready and electronic form to Quinnova, at no cost to Quinnova, for Quinnova’s reproduction of such materials, or if requested by Quinnova, sell its current Promotional Materials to Quinnova, at Oculus’ cost, which for clarity, shall only include Third Party charges, in the quantities requested.

(b)           Oculus shall set the pricing of the Products

(c)           Oculus shall promptly provide Promotional Materials and samples, appropriately labeled as required by law, to Quinnova in accordance with a mutually agreed separate sampling plan.

(d)           Oculus shall (at its own cost) provide a trainer and any other pertinent experts for the launch meeting. To the extent agreed upon by both parties, Oculus shall provide additional training support; should Quinnova desire personnel and/or services beyond the above referenced launch meeting, Quinnova  will pay for fully relevant out-of-pocket costs .

(e)           Oculus shall provide home study training materials on the disease state, the Products, and key competitors ("Home Study") for the Sales Force.

(f)           To the extent permitted by applicable law, Oculus shall offer the Products for sale throughout the Territory and shall ensure that there is a continuous supply of sufficient quantities of each Product in wholesale distribution so as to fill promptly all orders for the Products and otherwise fully supply the market.  Oculus shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Products.  Oculus shall have the sole responsibility, at its sole cost and expense, for the shipping, distribution and warehousing, trade relations and stocking at the retail level, for the invoicing and billing of purchasers of the Products, for order confirmation in accordance with Oculus’ customary practices, for the collection of receivables resulting from sale of the Product and for providing customer support, including handling medical queries.

(g)           Oculus shall have the sole right and responsibility to handle all recalls and market withdrawals of the Products.  Oculus shall notify Quinnova as soon as practicable of (i) any recall or market withdrawal of any lot of a Product, or (ii) any Warning Letter, Notice of Violation letter, or other communication from FDA or any other governmental agency related to the marketing, advertising, promotion, sales or education efforts related to the Products.  Oculus shall determine in its discretion any response to any communication from FDA or any other governmental agency related to the Products; provided, however, that to the extent that any such matter involves or relates to Quinnova sales representatives or other Quinnova actions, the parties shall cooperate in good faith to agree on an appropriate response or other course of action.

2.4           Mutual Obligations of Quinnova and Oculus.  Each party shall be responsible for the following during the Term of this Agreement.

(a)           Each party hereto shall in all material respects conform its practices and procedures relating to the marketing, Detailing and Promotion of the Products in the United States to all applicable laws, regulations and guidelines, including, but not limited to, the Federal Food, Drug and Cosmetic Act, as amended, the Prescription Drug Marketing Act, as amended, The Medicare and Medicaid Patient Protection Act of 1987, as amended, 42 U.S.C. §1320a-7b (the "Antikickback Statute"), State and Federal False Claims acts, the Pharmaceutical Research and Manufacturers of America ("PhRMA"), Code on Interactions with Health Care Professionals (the "PhRMA Code"), the Generic Drug Enforcement Act of 1992 (the "Debarment Act"), and the American Medical Association ("AMA") Guidelines on Gifts to Physicians from Industry (the "AMA Guidelines"), as the same may be amended from time to time, and any regulations with respect to the accounting of samples of the Products, and shall promptly notify the other party of and provide the other party with a copy of any correspondence or other reports with respect to the marketing, Detailing and Promotion of the Product submitted to or received from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), PhRMA or the AMA relating to such laws, regulations and guidelines.

(b)            During the Term and for one (1) year after termination or expiration thereof, each of the parties agrees that it will not, without the other party’s prior written consent, during the Term knowingly recruit, solicit or induce, directly, any sales or marketing employee of the other party or any of its Affiliates to terminate his or her employment and become employed by or consult for the other party or any of its Affiliate.  For purposes of the foregoing, “recruit,” “solicit” or “induce” shall not be deemed to mean general solicitations of employment not specifically targeted at employees of Oculus or Quinnova, including their respective Affiliates, including responses to general advertisements.  Notwithstanding the foregoing a party shall be free to recruit, solicit or induce a sales representative or district manager of the other party if such other party took action that terminated the employment of such sales representative or district manager, including, without limitation, any layoff.

2.5           Proprietary Rights in the Product and Promotional Materials.

(a)           Oculus hereby grants to Quinnova an exclusive right to use the Oculus Trademarks in connection with Quinnova’s marketing, Promotion and Detailing of the Products  in the Field in the Territory during the Term. Except for such exclusive right to market, Promote and Detail the Products as contemplated in this Agreement, nothing contained herein shall be deemed to grant Quinnova a license or other right or interest in any patent, trademark, copyright or other similar property of Oculus.

(b)           Oculus shall own all right, title and interest in and to the Promotional Materials, including all copyrights therein, but excluding any rights in or to trademarks owned by Quinnova and all copyrighted material related to products marketed and sold by Quinnova other than the Products.  Oculus hereby grants to Quinnova an exclusive right, during the Term of this Agreement, to use all Promotional Materials solely in connection with Quinnova’s marketing, Promotion and Detailing of the Products hereunder.  In no event may Quinnova develop and use Promotional Materials that are not developed and/or approved by Oculus in writing in Quinnova’s Promotion of the Products.

2.6           Sales and Distribution; Recalls.  Oculus shall have the sole right and responsibility for:

(a)           Manufacturing, labeling and distributing the Products;

(b)           Booking sales of the Products hereunder and performance of related services (if Oculus receives any orders for the Products during the Term of this Agreement, it shall promptly refer such orders to Oculus;

(c)           Handling all aspects of order processing, invoicing and collection, inventory and receivables;

(d)           Providing customer support, including handling medical queries, and performing other functions consistent with consumer practice for prescription pharmaceuticals;

(e)           Responding to product and medical complaints relating to the Products (Quinnova shall instruct the Quinnova Sales Forces to direct all medical questions or inquiries relating to the Products to Oculus);

(f)           Handling all returns of the Products;

(g)           Handling all recalls and market withdrawals of the Products.  Quinnova will make available to Oculus, upon request, all of Quinnova’s pertinent records only on the Products, which Oculus may reasonably request, to assist it in effecting any recall or market withdrawals with respect to the Products.  Any and all reasonable and documented costs and expenses incurred by Quinnova in the conduct of any such recall or market withdrawal of the Products shall be reimbursed by Oculus, except to the extent such recall or market withdrawal was the exclusive result of the failure of Quinnova to comply with its obligations under this Agreement;

(h)           Communicating with any governmental agencies and satisfying their requirements regarding Regulatory Approvals of the Products; provided Quinnova may, but is not obligated to, communicate directly with a governmental agency, after notification and consultation with Oculus, which has contacted Quinnova in connection with is Detailing Activities hereunder;

(i)           Reporting adverse reaction reports to U.S. regulatory authorities as required by applicable U.S. law or regulation; and

(j)           Negotiating any and all agreements with managed care organizations, payers, wholesalers, group purchasing organizations, and the like, regarding the Products.

3.           Compensation to Quinnova.

3.1           Compensation to Quinnova.  In consideration of the co-promotion activities provided by Quinnova hereunder, Oculus shall pay to Quinnova [      ]* of the collected Net Sales sold by Quinnova ("Quinnova Compensation").  The Quinnova Compensation shall be payable within thirty (30) days after the close of each month during the Term.  On a quarterly basis, within thirty (30) days after the close of a calendar quarter, Oculus shall provide Quinnova with a detailed report of Gross Sales and all amounts deducted by Oculus to arrive at Net Sales for such quarter.

3.2           Advocos Payment Offset.  The Quinnova Compensation will be offset by [      ]* percent of the total compensation paid to Advocos by Oculus for related activities.

3.3           Method of Payment. Any payments due to a party under this Agreement shall be made in US dollars by check or wire transfer to a bank and account designated in writing by such party.

3.4           Audit Rights.  Each party to this Agreement shall keep complete, true and accurate books of account and records reasonably sufficient to determine and establish the amounts payable pursuant to this Agreement, including documentation of all costs and expenses incurred or paid in connection with this Agreement.  All such books and records shall be maintained until the later to occur of: (a) two (2) years following the relevant calendar year to which such records pertain; or (b) the expiration of the period required by applicable laws and regulations.  Not more than once each Contract Year, each party to this Agreement shall permit the other party to engage an independent certified public accounting firm reasonably acceptable to the party to examine, at their own expense, during normal business hours such books and records for the sole purpose of verifying the accuracy of invoices, expenses, reports and payments. The auditor shall be required to enter into a nondisclosure agreement with the party to be audited covering all information learned or derived during such audit, and shall not be permitted to disclose to the party requesting the audit any such information other than its determination of any underpayment by the party subject of the audit.

4.           Trademarks.

4.1           Labeling; Ownership of Oculus Trademarks. When packaged, all samples of the Products distributed by Quinnova will bear the Oculus Trademarks and the Product Labeling (if required) and no other marks or labels unless expressly agreed upon in writing by Oculus.  In addition, all Promotional Materials shall feature the applicable Oculus Trademarks.  The ownership and use of the Oculus Trademarks shall be governed by the following provisions:

(a)           Except with respect to rights expressly granted under this Agreement, Oculus shall retain all of its rights and interests in and to the Oculus Trademarks;

(b)           Quinnova agrees that in using Oculus Trademarks in its activities under this Agreement, it will not represent in any way that it has any right or title to the ownership of the Oculus Trademarks or the registration thereof, and the registration will remain in the ownership of Oculus or any licensor of any applicable Oculus Trademark to Oculus.  All use of the Oculus Trademarks pursuant to this Agreement shall inure to the benefit of Oculus.

* Confidential information redacted and separately filed with the Commission.

5.           Representation and Warranties.

5.1           Oculus’ Representations.  Oculus hereby represents and warrants the following to Quinnova:

(a)           Oculus is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)           Oculus has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)           Oculus has taken all necessary action on its part to authorize the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered on behalf of Oculus and constitutes a legal, valid, binding obligation, enforceable against Oculus in accordance with its terms.

(d)           Oculus is not object to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e)           Oculus currently has the manufacturing capacity to provide Quinnova with Product(s) in sufficient quantity to satisfy the first annual forecast;

(f)           To the best of Oculus’ knowledge, there are no investigations, adverse Third Party allegations, claims or actions against Oculus, including any proceedings or any pending or threatened action against Oculus by or before FDA or any other governmental authority, relating to (1) the Products or (2) Oculus’ Intellectual Property to the extent that is necessary for the manufacture of the Products;

(g)           To the best of Oculus’ knowledge, Oculus has not and will not use, in any capacity associated with or related to the manufacture of the Products the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law.  Neither Oculus nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval, or suspension.

5.2           Quinnova Representations.  Quinnova hereby represents and warrants the following to Oculus:

(a)           Quinnova is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)           Quinnova has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)           Quinnova has taken all necessary action on its part to authorize the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered on behalf of Quinnova and constitutes a legal, valid, binding obligation, enforceable against Quinnova in accordance with its terms;

(d)           Quinnova is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement; and

(e)           To the best of Quinnova’s knowledge, Quinnova has not and will not use, in any capacity associated with or related to the marketing and sale of the Products, the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the Food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law.  Neither Quinnova nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval, or suspension.

6.           Indemnification, Limitation of Liability, Insurance.

6.1.1           Quinnova’s Indemnity.  Quinnova agrees that it will, at its own expense, defend all third party suits or proceedings instituted against Oculus arising out of any off label marketing, sale or use of the Products by Quinnova.  For purposes of clarity, Quinnova is not liable under this Section 6.1 for (a) any product liability or other claims related to the actions of Oculus or (b) any claims covered by Oculus’s indemnity obligations under Section 6.2.

6.2           Oculus’s Indemnity. Oculus agrees that it will, at its own expense, defend all third party suits or proceedings instituted against Quinnova arising out of any on-label use of the Product in the Field.  For purposes of clarity, Oculus is not liable for any product liability or other claims related solely to the actions of the Quinnova or (b) any claims covered by Quinnova’s indemnity obligations under Section 8.1.

6.3           Procedure.  A party seeking indemnification under this Section 8 shall provide the indemnifying party with prompt written notice of any such claim. The indemnifying party shall have sole control and authority with respect to the defense and settlement of any such claim. The indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any such claim. The indemnifying party shall not agree to any settlement of any such claim that does not include a complete release of the indemnified party from all liability with respect thereto or that imposes any liability, obligation or restriction on the indemnified party with the prior written consent of the indemnified party.  The indemnified party may participate in the defense of any claim through its own counsel, and at its own expense.

6.4           Consequential Damages Waiver.  EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 6, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS CUSTOMERS FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS OR LOST SAVINGS ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCT OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

6.5           Insurance.  Each party agrees to maintain (a) workers’ compensation insurance for all of its employees, the limits of which shall be in statutory compliance with the applicable compensation laws, and employer’s liability of not less than $1,000,000 per accident, (b) commercial general liability, including product liability and automobile insurance with limits of not less than $5,000,000 per occurrence for bodily injury and property damage for commercial general liability, including product liability and $1,000,000 per occurrence, combined single limit for bodily injury and property damage for automobile insurance, coverage extends to owned, hired, and non-owned vehicles.  If either party terminates its product liability insurance policy during the term of this Agreement, it shall obtain and maintain the maximum available Extended Discovery Period insurance if applicable; each party shall include the other party as “Additional Insureds” under its product liability insurance policy and shall further provide, within thirty (30) days of the other party’s request, Certificates of Insurance verifying insurance limits agreed upon as well as a thirty (30) day Notice of Cancellation, Non-Renewal or material change thereto.  All such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one party to the other.  Neither party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

7           Confidential Information

7.1           Ownership of Confidential Information.  Both parties are and shall remain the owner of its Confidential Information.  Nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to such Confidential Information.

7.2           Agreement to Maintain Confidentiality.  Both parties shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Confidential Information of the other party.

7.3           Agreement Not to Use or Disclose.  Except as provided in this Agreement, neither party shall disclose to any other person or entity Confidential Information of the disclosing party or use such Confidential Information for any purpose other than the purposes expressly authorized under this Agreement.

7.4           Specific Performance.  The parties recognize and agree that any breach by the receiving party of its obligations contained in this Article VII would cause irreparable harm to the disclosing party such that the disclosing party could not be compensated for the harm by money damages alone.  Therefore, the parties agree that the provisions of this Article VII shall be enforceable by specific performance, including injunctive relief.

8           Term and Termination.

8.1           Term.  This Agreement shall be effective and in full force from the Effective Date for a period of five (5) years and shall automatically renew for successive one (1) year terms, unless terminated earlier pursuant to one hundred twenty (120) days written notice prior to the end of the then current term.  Should Quinnova achieve the Minimum Units to Maintain Exclusivity for the Fifth Calendar Year defined in Exhibit B, Quinnova shall be guaranteed the option to renew for an additional twelve (12) months at its sole discretion.  For each year thereafter, the parties shall jointly determine, in good faith, a new Minimum Units to Maintain Exclusivity for such renewal period.

8.2           Termination.

(a)           For Cause.  Either party will have the right to terminate this Agreement for cause upon sixty (60) days’ prior written notice to the other party (a) as a result of a material breach of this Agreement by the other party that remains uncured during such sixty (60) day period, (b) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either party's debts, (c) upon either party making an assignment for the benefit of creditors, (d) upon either party's dissolution or ceasing to do business, or (e) upon written notice to the other party pursuant to a termination in accordance with Section 3.5 hereof.

(b)           Termination for Failure to Meet Minimum Units for Termination per Calendar Year.

(i)           Subject to Section 8.2(b)(ii), if Quinnova fails to make sales of the Products in an amount which is equal to or greater than Minimum Units for Termination per Calendar Year, then Oculus shall have the option of terminating this Agreement upon thirty (30) days written notice to Quinnova. Oculus right to terminate this Agreement pursuant to this Section 8.2(b)(i) shall be Oculus’ sole and exclusive remedy for any failure of Quinnova to achieve the Minimum Units for Termination during the term of this Agreement.

 (ii)           Upon receipt of written termination notice from Oculus, if Quinnova fails to achieve sales of the Product in any Calendar Year that are equal or greater than the Minimum Units for Termination per Calendar Year for such Calendar Year, then Quinnova shall have the right and option to pay to Oculus within sixty (60) days of the end of such Contract Year an amount equal to the net profits to Oculus (difference in units times average net sales price per unit during the period times 30%), which would have been earned on the difference between the actual number of units sold and the Minimum Units for Termination applicable to payments for such Calendar Year (“Sales Performance Payment”), and, upon Quinnova’s payment of the Sales Performance Payment, Oculus shall have no right to terminate this Agreement pursuant to Section 8.2(b)(ii) for such failure to achieve the Minimum Units for Termination per Contract Year for such Contract Year.
8.3           Effect of Termination.

8.3.1           Upon the termination of this Agreement for any reason, each party shall retain ownership of its respective Confidential Information and shall return to the other party all of the Confidential Information received from the other party up to the time of termination.

8.3.2           Upon termination of this Agreement, Oculus shall continue to pay Quinnova the Quinnova Compensation for collected Net Sales received by Oculus after termination on account of Net Sales made by Oculus prior to the date of termination.

8.3.3           Except as provided in Section 8.3.2, neither party shall be liable to the other for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill as a result of the termination of this Agreement.

8.3.4           Survival.  Upon the expiration, or the termination for any reason, of this Agreement, the rights and obligations of the parties under Section 9.4, and Articles 1 (Definitions), 4 (Trademarks), 6 (Indemnification, Limitation Of Liability, Insurance), 7 (Confidential Information ) and 8.3 (Effect of Termination) shall survive and remain in effect.
9           Miscellaneous.

9.1           Notices.  All notices shall be deemed given by fax, and addressed as set forth at the signature line below or to such other address as the party to receive the notice or request so designates by written notice to the other.

9.2           Assignment and Subcontracting.  This Agreement and all rights and obligations hereunder are personal to the parties hereto and shall not be assigned by either party to any third party without the prior written consent thereto by the other party. This Agreement shall benefit and be binding upon the parties to this Agreement and their respective permitted successors and assigns.

9.3           Waiver.  No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced.  Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.

9.4           Governing Law, Jurisdiction, Venue.  The Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

9.5           Severability.  If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.  In such event, the parties agree to negotiate in good faith to substitute legal and enforceable provisions that most nearly effect the original intent of the severed provision.

9.6           Subject Headings.  The captions and headings used herein are intended for convenience only, and shall not affect the construction or interpretation of any section or provision of this Agreement.

9.7           Entire Agreement; Amendments.  This Agreement, including exhibits attached hereto, constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter.  Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date transcribed below.

OCULUS INNOVATIVE SCIENCES, INC.	QUINNOVA PHARAMCEUTICALS, INC.

BY: /s/ Hojabr Alimi TITLE: President, CEO DATE: February 14, 2011	BY: /s/ Jeffrey S. Day TITLE: President, CEO DATE: February 14, 2011

ADDRESS: 1129 No. McDowell Boulevard Petaluma, CA 94954 PHONE: (707) 283-0550 FAX: (707) 283-0551	ADDRESS: 411 South State Street Newtown, Pa. 18940 PHONE: (215) 860-6263 FAX: (215) 860-6265

Exhibit A
Approved Products

1.	8 ounce (236 mL) wound care formulation w/finger spray

2.	250 mL wound care formulation with dosing cap

3.	1.5 ounce (50 grams) wound care hydrogel

4.	3 ounce (100 grams) wound care hydrogel

Exhibit B

Minimum Sales Performance

Minimum Units – Termination

Chronic Wound Care in Podiatry	CY 2011[1]	CY 2012	CY 2013	CY 2014	CY 2015
Forecasted Target Units	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*
Minimum Units to Maintain Exclusivity % of Target Units	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%
Minimum Units for Termination % of Target Units	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%	[ ]* [ ]*%

1 For CY 2011 – the amounts shall be prorated for the period commencing on the launch date of the Products.

* Confidential information redacted and separately filed with the Commission.